EXHIBIT 99.1

[LOGO OF TELULAR(R) CORPORATION]

FOR IMMEDIATE RELEASE - JANUARY 30, 2006

            TELULAR CORPORATION ANNOUNCES 74% INCREASE IN REVENUE IN
                        FIRST QUARTER OF FISCAL YEAR 2006

FIRST QUARTER HIGHLIGHTS

     o Total revenue of $23.8 million is up 74% year over year and 66% sequentially
     o    Volume deliveries begin to new customers in Asia and Latin America
     o    Completed transition for high volume production in China
     o Announced closing of Vernon Hills, Illinois headquarters and manufacturing facility as part of ongoing corporate restructuring

VERNON HILLS, IL USA--Telular Corporation (NASDAQ: WRLS)
--------------------------------------------------------

Telular Corporation reported revenue of $23.8 million for its first quarter ended December 31, 2005, compared to $13.7 million for the same period last year. The Company reported a first-quarter net loss of $1.3 million, or $0.08 per share, compared to a net loss of $0.9 million, or $0.07 per share, for the first quarter of fiscal year 2005.

"We are making good progress on our business transition. Our revenues in Q1 continued to show accelerated momentum with significant growth sequentially and year over year. Our initiative to grow and compete as a volume provider of Fixed Wireless Phones has been well received by both new and existing customers. We are confident that we are gaining share in this fast growing market and that as we continue to improve design costs and increase manufacturing efficiencies we will see positive bottom line impact, said Michael J. Boyle, president and chief executive officer. Our terminal product business also showed strong growth and with the introduction of Telguard TG1 and TG4 digital products we have opened up new market opportunities for growth."

OPERATING DETAILS

First-quarter Fixed Cellular Phone (FCP) revenues of $16.6 million increased 108% or $8.0 million from last year due primarily to shipments to new FCP customers in Asia and Latin America. The Company noted that $0.7 million of the current year FCP revenue increase relates to shipping charges billed to a new customer; the associated expense of $0.6 million is recorded in selling and marketing expenses.

First-quarter Fixed Cellular Terminal (FCT) revenues of $7.1 million increased 26% or $1.5 million from last year as a result of increased sales to customers worldwide, including a 15% increase in recurring service revenues.

"I am very pleased with the revenue performance in each business segment. We believe that our new structure will produce additional cost synergies for the combined business which will appear in results over the next few quarters. For example, we announced today that we will close our Vernon Hills, Illinois facility as soon as practicable but no later than February 1, 2007. We will move our headquarters functions to a smaller site," added Boyle.

The Company's gross margin in the first quarter of 20% is 9 percentage points less than the same period last year.

"The expected decrease in margin stems from the combined effect of our penetration into new markets where margins are reduced in exchange for increased volume opportunities, and our forward pricing of products that have not yet benefited from lower cost designs and manufacturing in China," explained Boyle

First-quarter operating expenses are 21% of revenues and are $1.1 million higher than the same period last year due to $0.6 million of new customer shipping expense described earlier, $0.3 million of cost increases related to the revenue increase, $0.1 million of non-recurring reorganization costs and $0.1 million for the initial recording of stock option expense that was not recorded in the prior year expenses.

During the first quarter, the Company used $6.2 million of cash for operations, compared to $3.3 million of cash used for operations during the same period of last year. First-quarter investing activities generated $4.5 million of cash compared to $0.1 million of cash used during the same period last year.

"Investing activities included the sale of $7.4 million of investments in marketable securities to support our $9.9 million increased investment in accounts receivable related to the increase in sales during the quarter," added Boyle. "This increase is a natural byproduct of organic growth supported by secure terms with our customers."

INVESTOR CONFERENCE CALL

Telular's quarterly conference call will be held today at 10:00 A.M. Central Time. To participate on the teleconference from the United States and Canada dial 1-800-839-6489 at least 15 minutes prior to the start of the call. International attendees may gain access by dialing +1-706-634-2227. For all callers the conference code is 4221695. You may also monitor the call via webcast at http://audioevent.mshow.com/284910.

ABOUT TELULAR

Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Delhi, Dubai, Johannesburg, London, Mexico City, Miami and Singapore. For further company information, visit Telular at http://www.telular.com.

Source: Telular Corporation
Contact: Jeffrey L. Herrmann
Executive Vice President
Telular Corporation
Phone: 847-247-9400
FAX: 847-247-0021
E-mail: jherrmann@telular.com

          Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2005. Copies of these filings may be obtained by contacting the Company or the SEC.

                           FINANCIAL TABLES FOLLOW...

                               TELULAR CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                          AND STATEMENTS OF CASH FLOWS
                    (Dollars in thousands, except share data)

                                  BALANCE SHEET

                                                                         DECEMBER 31,   SEPTEMBER 30,
                                                                             2005           2005
                                                                         ------------   -------------
                                                                         (Unaudited)
ASSETS
  Cash and cash equivalents                                              $      8,403   $      10,023
  Restricted cash                                                               6,000           4,000
  Marketable securities                                                         4,650          12,075
  Receivables:
    Trade, net of allowance for doubtful accounts of $190 and $185
     at December 31, 2005 and September 30, 2005, respectively                 21,036          11,106
  Inventories, net                                                              7,425           7,655
  Prepaid expenses and other current assets                                       644             333
                                                                         ------------   -------------
  Total current assets                                                         48,158          45,192

  Property and equipment, net                                                   3,521           3,028
  Other assets                                                                  4,103           4,252
                                                                         ------------   -------------
  Total assets                                                           $     55,782   $      52,472
                                                                         ============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                                                    $     13,110   $       8,680
  Total stockholders' equity *                                                 42,672          43,792
                                                                         ------------   -------------
  Total liabilities and stockholders' equity                             $     55,782   $      52,472
                                                                         ============   =============

  * At December 31, 2005, 16,130,665 shares were outstanding

                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                              THREE MONTHS ENDED
                                                                                 DECEMBER 31,
                                                                         ----------------------------
                                                                             2005           2004
                                                                         ------------   -------------
                                                                         (Unaudited)     (Unaudited)
Net cash used in operating activities                                    $     (6,168)  $      (3,311)
Net cash used in investing activities                                           4,528            (113)
                                                                         ------------   -------------
Subtotal net cash used in before financing activities                    $     (1,640)  $      (3,424)
                                                                         ------------   -------------
Net cash provided by financing activities                                          20              69
                                                                         ------------   -------------
Net decrease in cash and cash equivalents                                $     (1,620)  $      (3,355)
                                                                         ============   =============

                               TELULAR CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)
                                   (Unaudited)

                                                                              THREE MONTHS ENDED
                                                                                 DECEMBER 31,
                                                                         ----------------------------
                                                                             2005           2004
                                                                         ------------   -------------
Revenue
    Net product sales                                                    $     21,230   $      11,453
    Service revenue                                                             2,533           2,200
                                                                         ------------   -------------
    Total revenue                                                              23,763          13,653

Cost of sales
    Net product cost of sales                                                  17,733           8,391
    Service cost of sales                                                       1,381           1,253
                                                                         ------------   -------------
    Total cost of sales                                                        19,114           9,644

Gross margin                                                                    4,649           4,009

Engineering and development expenses                                            1,711           1,660
Selling and marketing expenses                                                  2,923           2,136
General and administrative expenses                                             1,422           1,190
                                                                         ------------   -------------
  Income (loss) from operations                                                (1,407)           (977)

Other income (expense)                                                            149              46
                                                                         ------------   -------------
Net loss                                                                 $     (1,258)  $        (931)
                                                                         ============   =============
Net loss per common share:

Basic                                                                    $      (0.08)  $       (0.07)
Diluted                                                                  $      (0.08)  $       (0.07)

Weighted average number of common shares outstanding:

Basic                                                                      16,120,406      13,278,641
Diluted                                                                    16,120,406      13,278,641